Exhibit 99.1

November 26, 2007

Belvedere Capital and Belvedere SoCal Complete Acquisition of Professional Business Bank

San Francisco—(Business Wire)—Belvedere Capital Fund II L.P., a financial services-focused private equity firm, and Belvedere SoCal jointly announced the completion of the acquisition of Professional Business Bank on Friday, November 23, 2007. Professional Business Bank is now a wholly-owned subsidiary of Belvedere SoCal, a new holding company created by Belvedere Capital to build Southern California’s leading small business-focused community bank.

This transaction and the newly formed holding company are intended to accelerate Professional Business Bank’s growth and create a platform for additional bank acquisitions. Belvedere Capital will assist Professional Business Bank in fulfilling this vision by helping to attract strong commercial loan officers and identifying strategic acquisitions.

“We are excited to finalize the transaction and begin growing our Southern California presence through the addition of talented personnel and new branches,” Alan Lane, Executive Chairman of Belvedere SoCal said. “The Professional Business Bank team has shown a commitment to growth and we are looking forward to working with them to further expand the franchise.”

Belvedere Capital has established itself as one of the leading private equity investors in community banks and related financial services in the U.S. Since 1994, Belvedere Capital has purchased or invested in 17 financial services companies and partnered with management teams to grow strong franchises. Belvedere Capital’s principals have decades of experience investing in and operating financial institutions and will work with Professional Business Bank’s management to enhance growth, operating performance and strategic position.

“Professional Business Bank’s small-business customer base is one of the most attractive in the banking industry. We believe there is a significant opportunity to expand the bank’s footprint through organic growth and additional acquisitions to support the long-term vision,” Alison Davis, Managing Partner of Belvedere Capital said.

Professional Business Bank shareholders who voted were overwhelmingly in favor of the transaction with over 99% of votes cast in favor of the transaction. Professional Business Bank shareholders electing cash in the transaction will be subject to the proration provisions of the merger agreement. Belvedere Capital Fund II L.P. and former shareholders of Professional Business Bank now own approximately 56% and 44% of Belvedere SoCal, respectively.

“We were very pleased with the vote and election response of our shareholders,” Bill Baribault, former Chairman of Professional Business Bank said. “Belvedere Capital will bring additional expertise and capital to support the growth of Professional Business Bank.”

Belvedere SoCal will be traded on the OTC Bulletin Board and its banking subsidiary will continue to operate under the name “Professional Business Bank”.

“Although this transaction will be seamless for our customers, it is the start of a new level of customer service and product offerings that will deepen our customer relationships and commitment to being Southern California’s leading small business-focused bank,” Mr. Lane said.

The board of directors of Belvedere SoCal will be led by Alan Lane (Executive Chairman) and include Alison Davis (Managing Partner of Belvedere Capital), Jae Lim (Principal of Belvedere Capital), Bill Baribault (former Chairman of Professional Business Bank) and Larry Tashjian (former Director of Professional Business Bank).

About Belvedere SoCal

Belvedere SoCal was formed by Belvedere Capital Fund II L.P. to aggregate Southern California community bank franchises for the purpose of building the leading small business-focused community bank in the region. Belvedere SoCal will be publicly traded on the OTC Bulletin Board. Belvedere SoCal is also in the process of completing the previously announced acquisition of Spectrum Bank (Irvine, California) and continuing to negotiate the acquisition of First Heritage Bank, N.A. (Newport Beach, California).

About Belvedere Capital

Belvedere Capital has established itself as one of the leading private equity investors in community banks and related financial services in the U.S. Since 1994, Belvedere Capital has purchased or invested in 17 financial services companies and partnered with strong management teams to build profitable, growing franchises and deliver excellent returns to its investors. Belvedere Capital’s principals have decades of experience investing in and operating financial institutions and will work with the combined company’s management to enhance growth, operating performance and strategic positioning. Based in San Francisco, CA, Belvedere Capital is currently investing its second financial services-focused private equity fund and is targeting growth regions such as Texas, Florida, Georgia, the Pacific Northwest, the Greater Washington D.C. area and California.

About Professional Business Bank

Headquartered in Pasadena, CA, Professional Business Bank was created by business leaders for business leaders. Through its branch network and seasoned personnel, Professional Business Bank offers personal and business deposit and loan relationships. Loans are offered through commercial, construction, real estate, SBA and CalCAP lending officers. Additional information may be found at www.probizbank.com or by calling 626-395-7000.

FORWARD LOOKING STATEMENTS

Statements concerning future performance, developments or events, expectations for growth and income forecasts, and any other guidance on future periods, constitute forward-looking statements that are subject to a number of risks and uncertainties. Actual results may differ materially from stated expectations. When used in this release, the words or phrases such as “will likely result in”, “management expects that”, “will continue”, “is anticipated”, “estimate”, “projected”, “believes”, “intends”, or similar expressions, are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Readers should not place undue reliance on the forward-looking statements, which reflect views only as of the date hereof. Neither Belvedere SoCal, Belvedere Capital, nor Professional Business Bank undertake any obligation to publicly revise these forward-looking statements to reflect subsequent events or circumstances.

Contact

Belvedere Capital LLC

Alison Davis, 415-434-1236

Managing Partner

adavis@belvederecapital.com